UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (date of earliest event reported): February 10, 2006

DEVCON INTERNATIONAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-07152	59-0671992
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1350 East Newport Center Drive, Suite 201

Deerfield Beach, Florida 33442

(Address of principal executive office)

Registrant’s telephone number, including area code: (954) 429-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 10, 2006, Devcon International Corp. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell to certain institutional investors (collectively, the “Investors”) in connection with a private placement transaction an aggregate principal amount of $45,000,000 of Notes (the “Notes”) along with Warrants (the “Warrants”) to acquire an aggregate of 1,650,943 shares of common stock (“Common Stock”), par value $0.01 per share, of the Company at an exercise price of $11.925 per share. In addition, the Company anticipates that the Investors will subsequently receive an aggregate of 45,000 shares of Series A convertible preferred stock (“Preferred Stock”), par value $0.01 per share, of the Company with a conversion price of $9.54 per share in exchange for the Notes and for no other additional consideration. Each Investor shall surrender notes in a principal amount equal to $1,000 for each share of Preferred Stock. The consummation of the Purchase Agreement is subject to customary closing conditions. The proceeds from the Notes will be used primarily to acquire Guardian International Inc. (“Guardian”) and to repay an $8 million bridge loan which was issued in November 2005. The sale of the Notes and the Warrants and the closing of the acquisition of Guardian are expected to occur on or before March 9, 2006 with the sale of the shares of Preferred Stock taking place on or before July 31, 2006. The conversion price of the Preferred Stock and the exercise price of the Warrants will be subject to certain anti-dilution adjustments. The closing of the sale of the Preferred Stock is also subject to the effectiveness of shareholder approval of (i) the creation of a new class of preferred stock, (ii) the creation of a new series of preferred stock designated Series A convertible preferred stock and (iii) the potential issuance of greater than 20% of the Company’s outstanding shares of Common Stock upon conversion of the Preferred Stock and exercise of the Warrants. Pursuant to a Voting Agreement (the “Voting Agreement”) dated as of February 10, 2006, holders of more than 50% of Common Stock have approved the foregoing, however, the approval will not be effective until SEC rules and regulations relating to the delivery of an information statement to the Company’s shareholders have been complied with.

Shareholder approval of the issuance of greater than 20% of the Company’s outstanding shares of Common Stock is required because the Marketplace Rules of Nasdaq require that a company whose stock is listed on Nasdaq obtain shareholder approval for the issuance or potential issuance of securities (or securities convertible into, as in the case of the Preferred Stock, or exercisable for, as in the case of the Warrants, common stock) where the issuance (x) would potentially result in a change of control or (y) in certain circumstances would consist of or be convertible or exercisable into a number of shares of common stock equal to or in excess of 20% or more of a company’s common stock outstanding before such issuance or 20% or more of the voting power outstanding before such issuance. The specific circumstances where the issuance or potential issuance of 20% or more of a company’s common stock outstanding would require shareholder approval is where the common stock is issued or is issuable at a price less than the greater of book or market value or the common stock is issued in connection with the acquisition of the stock or assets of another company. Most of the proceeds from the financing will be used to consummate the acquisition of Guardian. The remaining proceeds will be used to repay the $8 million bridge loan, and, to the extent available, general corporate purposes, including working capital.

In connection with the offer and sale of securities to the Investors, the Company is relying on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. The Company believes the Investors are “accredited investors”, as such term is defined in Rule 501(a) promulgated under the Securities Act. Pursuant to a Registration Rights Agreement, the Company has agreed to file, within 5 days of the sale of the Preferred Stock, but in no event later than August 7, 2006, a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants.

The foregoing summary of the Purchase Agreement and the Voting Agreement are not complete and are qualified in their entirety by reference to the Purchase Agreement and the Voting Agreement, which are incorporated by reference herein as Exhibit 10.1 and 10.2, respectively.

Item 7.01.	Regulation FD Disclosure

The Company is attaching a copy of a press release issued February 13, 2006 as Exhibit 99.1.

In accordance with general instruction B.2 of Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

Item 9.01	Exhibits

10.1	Securities Purchase Agreement, dated as of February 10, 2006, among the Company and the buyers named therein.

10.2	Voting Agreement, dated as of February 10, 2006, among the Company and the shareholders named therein.

99.1	Press Release issued February 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVCON INTERNATIONAL CORP.

Dated: February 14, 2006	By:	/s/ Stephen J. Ruzika
Stephen J. Ruzika
Chief Executive Officer & President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated as of February 10, 2006, among the Company and the buyers named therein.

10.2	Voting Agreement, dated as of February 10, 2006, among the Company and the shareholders named therein.

99.1	Press Release issued February 13, 2006.